Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Arbutus Biopharma Corporation

We, KPMG LLP, consent to the use of our report dated March 7, 2019, with respect to the consolidated balance sheet of Arbutus Biopharma Corporation as of December 31, 2018 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the year then ended, and the related notes, incorporated herein by reference and to the reference to our firm under the heading 'Experts' in the prospectus.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

August 28, 2020